Exhibit 99.1

Real Goods Solar to Raise Approximately $9.25 million

LOUISVILLE, Colo. – May 24, 2013 – Real Goods Solar, Inc. (NASDAQ: RSOL) today announced that it has entered into a definitive agreement to raise approximately $9.25 million by issuing 3,366,974 shares of Class A common stock at a per share price of $2.75 and warrants to purchase 1,683,488 shares of Class A common stock, with a term of five years from the closing date and an exercise price of $2.75 per share.

The company expects to receive net proceeds of approximately $8.4 million, after paying placement agent fees and estimated offering expenses. The company expects to close the offering no later than June 5, 2013, subject to customary closing conditions and compliance with notification requirements under the NASDAQ Listing Rules.

The securities offered in the private placement have not been registered under the Securities Act of 1933, as amended, or applicable state securities laws. Accordingly, the securities may not be offered or sold in the United States except pursuant to an effective registration statement or an applicable exemption from the registration requirements of the Securities Act and such applicable state securities laws.

This notice is issued pursuant to Rule 135c under the Securities Act and does not constitute an offer to sell or the solicitation of an offer to buy the securities, nor shall there be any sale of the securities in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of such state.

About Real Goods Solar and RGS Energy

Real Goods Solar, Inc. (RSOL) is one of the nation’s pioneering solar energy companies serving commercial, residential, and utility customers. Beginning with one of the very first photovoltaic panels sold in the U.S. in 1978, the company has installed more than 14,500 solar power systems representing over 100 megawatts of 100% clean renewable energy. Real Goods Solar makes it very convenient for customers to save on their energy bill by providing a comprehensive solar solution, from design, financing, permitting and installation to ongoing monitoring, maintenance and support. As one of the nation’s largest and most experienced solar power players, the company has 15 offices across the West and the Northeast. It services the commercial and utility markets through its RGS Energy division. For more information, visit RealGoodsSolar.com or RGSEnergy.com, on Facebook at http://facebook.com/realgoodssolar and on Twitter at http://twitter.com/realgoodssolar.

Safe Harbor / Forward-Looking Statements

This press release includes forward-looking statements relating to matters that are not historical facts. Forward-looking statements may be identified by the use of words such as “expect,” “intend,” “believe,” “will,” “should” or comparable terminology or by discussions of strategy. While Real Goods Solar believes its assumptions and expectations underlying forward-looking statements are reasonable, there can be no assurance that actual results will not be materially different. Risks and uncertainties that could cause materially different results include, among others, failure to close the above-reference sale of securities, introduction of new products and services, completion and integration of acquisitions, the possibility of negative economic conditions, and other risks and uncertainties included in Real Goods Solar’s filings with the Securities and Exchange Commission. Real Goods Solar assumes no duty to update any forward-looking statements.

Investor Relations:

Ron Both

Liolios Group, Inc.

Tel (949) 574-3860

RSOL@liolios.com